EXHIBIT 21.1

KINETIC CONCEPTS, INC.
LISTING OF SUBSIDIARIES

Subsidiaries of Registrant	State or Other Jurisdiction of Incorporation

KCI USA, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Holding Company, Inc.	Delaware
KCI Properties Limited	Texas
KCI Real Properties Limited	Texas
KCI Real Holdings, L.L.C.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware
Medical Retro Design	Delaware
KCI International Holdings Company, Inc.	Delaware
KCII Holdings L.L.C.	Delaware
KCI International, Inc.	Delaware
KCI Medical Australia PTY, Ltd.	Australia
KCI Austria GmbH	Austria
KCI Medical Belgium BVBA	Belgium
Polymedics NV	Belgium
KCI Bermuda Holding Ltd.	Bermuda
Equi-Tron Manufacturing, Inc.	Canada
KCI Equi-Tron, Inc.	Canada
KCI Medical Canada, Inc.	Canada
KCI Medical ApS	Denmark
Equipement Medical KCI, S.A.R.L.	France
KCI Medical Holding GmbH	Germany
KCI Medizinprodukte GmbH	Germany
KCI Therapie Gerate GmbH	Germany
Alliance Investments Limited	Ireland
Ethos Medical Group Limited	Ireland
Ethos Medical Research Limited	Ireland
KCI Ethos Medical Limited	Ireland
KCI Ethos Medical Products Limited	Ireland
KCI Medical S.r.l.	Italy
European Medical Distributors C.V.	Netherlands
International Medical Distributors C.V.	Netherlands
KCI Europe Holding Co. BV	Netherlands
KCI International V.O.F.	Netherlands
KCI Medical B.V.	Netherlands
KCI Medical Puerto Rico, Inc.	Puerto Rico
KCI Medical South Africa Pty. Ltd.	South Africa
KCI Clinic Spain, S.L.	Spain
KCI Medica Espana, S.A.	Spain
KCI Clinic AB	Sweden
KCI Medical AB	Sweden
KCI Mediscus GmbH	Switzerland
Home Care Medical Products, Ltd.	United Kingdom
KCI Medical Limited United Kingdom	United Kingdom
KCI Medical UK Ltd.	United Kingdom
KCI United Kingdom Holdings Ltd.	United Kingdom
KCII Medical Ltd.	United Kingdom
Mediscus Products Ltd.	United Kingdom
KCI Virgin Islands, Inc.	Virgin Islands